Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067 and 333-18530 on Form S-8 of Great Lakes Dredge & Dock Corporation of our report, which includes an explanatory paragraph pertaining to TerraSea Environmental Solutions, LLC’s ability to continue as a going concern, dated March 6, 2015, on our audit of the financial statements of TerraSea Environmental Solutions, LLC as of December 31, 2014 and for the year then ended, which report is included in the Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2014.

/s/CohnReznick LLP

Chicago, Illinois

March 6, 2015